Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC., REPORTS FOURTH QUARTER AND

FULL YEAR 2008 RESULTS

•	Fourth quarter consolidated comparable store sales of 4.0%

•	Fourth quarter adjusted EPS increased 5.7% to $0.37

•	Total combined store count of 3,285 stores

Springfield, MO, February 18, 2009 – O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced revenues and earnings for the fourth quarter and year ended December 31, 2008, representing 16 consecutive years of positive comparable store sales increases for O’Reilly since becoming a public company in April 1993.

Sales for the fourth quarter ended December 31, 2008, totaled $1.1 billion, up 84% from $604 million for the same period a year ago. Gross profit for the fourth quarter ended December 31, 2008, increased to $515 million (or 46.2% of sales) from $270 million (or 44.7% of sales) for the same period a year ago, representing an increase of 91%. Selling, General and Administrative (“SG&A”) expenses for the fourth quarter of 2008 increased to $435 million (or 39.0% of sales) from $207 million (or 34.2% of sales) for the same period a year ago, representing an increase of 110%.

Net income for the fourth quarter ended December 31, 2008, totaled $42.7 million, up 5.2% from $40.6 million for the same period in 2007. Diluted earnings per common share for the fourth quarter ended December 31, 2008, decreased 8.6% to $0.32 on 135.4 million shares versus $0.35 a year ago on 116.3 million shares.

“We are very pleased to report strong sales results amid these very challenging economic times. Our consolidated comparable store sales growth during the fourth quarter was a strong 4.0%,” said Greg Henslee, CEO and Co-President. “We are encouraged with the positive CSK same store sales of 0.8% for the quarter, making this the first positive same store sales quarter for CSK since the third quarter of 2005. The integration of CSK is progressing well and we remain confident in the strength and potential benefits of the combined companies. We’re also very encouraged with the 6.2% same store sales increase in the ‘core O’Reilly’ stores.”

For the year ended December 31, 2008, sales increased $1.05 billion, or 42%, to $3.58 billion from $2.52 billion for the year ended December 31, 2007. Gross profit for the year ended December 31, 2008, increased to $1.63 billion (or 45.5% of sales) from $1.12 billion (or 44.4% of sales) for the year ended December 31, 2007, representing an increase of 45%. SG&A expenses for the year ended December 31, 2008, increased to $1.29 billion (or 36.1% of sales) from $815 million (or 32.3% of sales) for the year ended December 31, 2007, representing an increase of 59%.

Net income for the year ended December 31, 2008, totaled $186.2 million, down 4.0% from $194.0 million for the year ended December 31, 2007. Diluted earnings per common share for the year ended December 31, 2008, decreased 11.4% to $1.48 on 125.4 million shares versus $1.67 a year ago on 116.1 million shares.

The Company’s fourth quarter and full year results include charges related to the July 11, 2008, acquisition of CSK Automotive, Inc (“CSK”). Fourth quarter charges are included in SG&A and include a one-time charge of $9.6 million to conform the CSK team member vacation policy with the O’Reilly policy and a non-cash charge to amortize the value assigned to CSK’s trade names and trademarks, which will be amortized over approximately two years coinciding with the anticipated conversion of CSK store locations to O’Reilly branded locations. The full-year results include the items described above and one-time third quarter charges for the prepayment and extinguishments of existing O’Reilly debt, commitment fees for an unused interim financing facility and an adjustment to tax liabilities resulting from the acquisition of CSK. Adjusted diluted earnings per share, excluding the impact of acquisition related charges in the fourth quarter of 2008, increased 5.7% to $0.37 from the same period one year ago. For the year ended December 31, 2008, adjusted diluted earnings per share, excluding the impact of acquisition related charges in the third and fourth quarters of 2008, decreased 1.8% to $1.64 from the same period one year ago. The impact of the individual acquisition related charges, net of tax, was as follows:

	Net Income		Diluted Earnings Per Share
	Three Months Ended December 31, 2008	Year Ended December 31, 2008	Three Months Ended December 31, 2008	Year Ended December 31, 2008
	(in thousands, except per share data)
Net income excluding acquisition-related charges	$50,319	$205,474	$0.37	$1.64

Acquisition related charges:
Charge to conform vacation policies, net of tax	5,879	5,879	0.04	0.05
Amortization of trade names and trademarks, net of tax	1,726	3,267	0.01	0.03
Debt prepayment costs, net of tax	—	4,402	—	0.04
Interim facility commitment fees, net of tax	—	2,552	—	0.02
Adjustments to tax liabilities	—	3,142	—	0.02

Net income and diluted EPS	$42,714	$186,232	$0.32	$1.48

Comparable store sales for O’Reilly stores open at least one year increased 6.2% and 2.6% for the fourth quarter and year ended December 31, 2008, respectively. Comparable store sales for CSK stores open at least one year increased 0.8% for the fourth quarter ended December 31, 2008, and decreased 1.7% for the portion of CSK’s sales in 2008 since the July 11 acquisition. Consolidated comparable store sales for stores open at least one year increased 4.0% and 1.5% for the fourth quarter and year ended December 31, 2008, respectively.

“I would like to take this opportunity to thank all 40,735 members of Team O’Reilly for their hard work and dedication throughout 2008; our continued success is a result of their commitment to providing the best customer service in our industry.” Henslee added, “Looking to the remainder of this year, we are excited about the opportunities to continue to grow our market share as we convert our CSK stores to the O’Reilly brand.”

Ted Wise, COO and Co-President, stated, “We opened 27 net, new stores, converted 51 CSK stores to the O’Reilly brand and merged 19 CSK stores with O’Reilly stores during the fourth quarter. Our total combined store count for 2008 was 3,285 stores, which included 150 net, new core O’Reilly stores. Our new distribution center in Lubbock, Texas opened in November, which allows us greater growth within that region as well as the ability to convert CSK store locations in the El Paso and New Mexico markets. We have purchased existing distribution facilities in metropolitan Denver and Los Angeles and have signed a purchase agreement for a distribution center in the Seattle area. These are the first of four anticipated distribution centers in the western portion of the United States, which are essential to the implementation of our dual-market strategy in the CSK markets. During 2009, we will continue to focus on our CSK conversion plan, as well as open 150 new stores and a distribution center in Greensboro, North Carolina. I would also like to recognize the members of the store conversion teams who braved the cold winter weather of the Northern Plains to convert CSK stores, your dedication is an inspiration and is a true example of the O’Reilly culture at work.”

The Company estimates diluted earnings per share for the first quarter of 2009 to range from $0.35 to $0.39 and estimates diluted earnings per share for the year ended December 31, 2009, to range from $1.80 to $1.84. Excluding the expected impact of acquisition charges related to CSK of $.01 per diluted share, adjusted earnings per share is expected to range from $0.36 to $0.40 for first quarter of 2009. Excluding the expected impact of acquisition charges for trade names and trademarks related to CSK of $0.03 for the year ended December 31, 2009, adjusted earnings per share is expected to range from $1.83 to $1.87.

Comparable store sales estimates for the first quarter and full year of 2009 are listed below:

Comparable Store Brand	Three Months Ended March 31, 2009	Twelve Months Ended December 31, 2009
O’Reilly Branded	2.0% to 4.0%	2.0% to 4.0%
CSK Branded	1.0% to 3.0%	2.0% to 4.0%
Consolidated	2.0% to 4.0%	2.0% to 4.0%

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of one-time acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well.

The Company will host a conference call Thursday, February 19, 2009, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” and then “News Room”. A replay of the call will also be available on the Company’s website following the conference call. We invite interested analysts to join our call. The dial-in number for the call is (706) 643-0114 and the conference call ID number is 82016452.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,285 stores in 38 states as of December 31, 2008.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2007, for more details.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878 or
Ashley Clark (417) 874-7249

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2008	December 31, 2007
	(Unaudited) (Note)	(Note)
Assets
Current assets:
Cash and cash equivalents	$31,301	$47,555
Accounts receivable, net	105,985	84,242
Amounts receivable from vendors, net	59,826	48,263
Inventory	1,570,144	881,761
Deferred income taxes	64,028	—
Other current assets	44,149	40,483

Total current assets	1,875,433	1,102,304

Property and equipment, at cost	1,939,532	1,479,779
Accumulated depreciation and amortization	489,639	389,619

Net property and equipment	1,449,893	1,090,160

Notes receivable, less current portion	21,548	25,437
Goodwill	720,508	50,447
Deferred income taxes	28,767	—
Other assets	97,168	11,389

Total assets	$4,193,317	$2,279,737

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$736,986	$380,683
Self-insurance reserve	65,170	29,967
Accrued payroll	60,616	23,739
Accrued benefits and withholdings	38,583	13,496
Deferred income taxes	—	6,235
Other current liabilities	144,015	49,536
Current portion of long-term debt	8,131	25,320

Total current liabilities	1,053,501	528,976

Long-term debt, less current portion	724,564	75,149
Deferred income taxes	—	27,241
Other liabilities	133,034	55,894

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 134,828,650 at December 31, 2008, and 115,260,564 at December 31, 2007	1,348	1,153
Additional paid-in capital	949,758	441,731
Retained earnings	1,342,625	1,156,393
Accumulated other comprehensive loss	(11,513)	(6,800)

Total shareholders’ equity	2,282,218	1,592,477

Total liabilities and shareholders’ equity	$4,193,317	$2,279,737

Note: The balance sheet at December 31, 2007, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The consideration paid by the Company to complete the acquisition of CSK Automotive, Inc. has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition. The excess of the purchase price over the estimated fair values of assets acquired and liabilities assumed was recorded as goodwill. The allocation of the purchase price is based upon certain external valuations and other analyses that have not been completed as of the date of this earnings release, accordingly the purchase price allocations are preliminary and are subject to future adjustments.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Note)	(Unaudited)	(Note)
Sales	$1,114,631	$604,288	$3,576,553	$2,522,319
Cost of goods sold, including warehouse and distribution expenses	599,502	333,995	1,948,627	1,401,859

Gross profit	515,129	270,293	1,627,926	1,120,460
Selling, general and administrative expenses	434,527	206,608	1,292,309	815,309

Operating income	80,602	63,685	335,617	305,151

Debt prepayment costs	—	—	(7,157)	—
Interim facility commitment fee	—	—	(4,150)	—
Interest expense	(13,068)	—	(26,138)	—
Other income, net	1,080	810	4,360	2,337

Income before income taxes	68,614	64,495	302,532	307,488
Provision for income taxes	25,900	23,900	116,300	113,500

Net income	$42,714	$40,595	$186,232	$193,988

Net income per common share	$0.32	$0.35	$1.50	$1.69

Net income per common share – assuming dilution	$0.32	$0.35	$1.48	$1.67

Weighted-average common shares outstanding	134,601	115,147	124,526	114,667

Adjusted weighted-average common shares outstanding – assuming dilution	135,354	116,349	125,413	116,080

Note: The income statement for the years ended December 31, 2007, has been derived from the audited consolidated financial statements but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007
	(Unaudited)	(Note)
Net cash provided by operating activities	$298,542	$299,418

Investing activities:
Purchases of property and equipment	(341,679)	(282,655)
Proceeds from sale of property and equipment	1,246	2,327
Payments received on notes receivable	5,342	5,202
Acquisition of CSK Auto, net of cash acquired	(33,767)	—
Other	1,261	(25,192)

Net cash used in investing activities	(367,597)	(300,318)

Financing activities:
Proceeds from issuance of long-term debt	619,047	16,450
Tax benefit of stock options exercised	2,184	6,835
Principal payments of long-term debt and capital lease obligations	(539,791)	(26,460)
Payment of debt issuance costs	(43,239)	—
Issuance cost of equity exchanged in CSK acquisition	(1,218)	—
Debt prepayment cost	(7,157)	—
Net proceeds from issuance of common stock	22,995	21,727
Other	(20)	—

Net cash provided by financing activities	52,801	18,552

Net increase/(decrease) in cash and cash equivalents	(16,254)	17,652
Cash and cash equivalents at beginning of period	47,555	29,903

Cash and cash equivalents at end of period	$31,301	$47,555

Note: The cash flow statement at December 31, 2007 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	December 31,
	2008	2007
Inventory turnover (1)	1.6	1.6
Inventory turnover, net of payables (2)	3.1	3.0

AP to inventory (3)	46.9%	43.2%
Debt-to-capital (4)	24.3%	5.9%
Return on equity (5)	10.5%	12.8%
Return on assets (6)	6.3%	8.8%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Other Information (in thousands):
Capital Expenditures	$81,455	$63,025	$341,679	$282,655
Depreciation and Amortization (7)	$36,772	$22,127	$113,106	$78,943
Interest Expense	$13,068	$1,154	$37,445	$3,723
Lease and Rental Expense	$51,625	$14,341	$132,347	$56,130

Sales per weighted-average square foot – O’Reilly Brand (8)	$49.25	$48.64	$210.90	$212.03
Sales per weighted-average square foot – CSK Brands (8)	$45.41	$—	$179.23	$—

Square footage (in thousands) – O’Reilly Brand			13,894	12,439
Square footage (in thousands) – CSK Brands			9,311	—

Sales per weighted-average store (in thousands) – O’Reilly Brand (9)	$337	$330	$1,389	$1,430
Sales per weighted-average store (in thousands) – CSK Brands (9)	$337	$—	$1,252	$—

Total employment			40,735	23,576

	Store Count by Brand
	O’Reilly	Checker	Schuck’s	Kragen	Murray’s	Total
September 30, 2008	1,953	471	217	495	141	3,277
New	27	2	—	1	—	30
Merged	—	(19)	—	—	—	(19)
Rebranded	51	(51)	—	—	—	—
Closed	—	(1)	(1)	(1)	—	(3)

December 31, 2008	2,031	402	216	495	141	3,285

(1)	Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.
(2)	Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.
(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average shareholders’ equity. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.
(6)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average total assets. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Includes acquisition-related amortization of trade names and trademarks.
(8)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(9)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

(In thousands, except per share data)

	Three Months Ended	Twelve Months Ended
	December 31, 2008
Adjusted net income	$50,319	$205,474
Debt prepayment costs, net of tax	—	4,402
Commitment fee for interim financing facility, net of tax	—	2,552
Adjustments to tax liabilities	—	3,142
Trade name and trademark amortization, net of tax	1,726	3,267
Charge to conform vacation policies, net of tax	5,879	5,879

Net income (GAAP)	$42,714	$186,232

Adjusted weighted-average common shares outstanding – assuming dilution	135,354	125,413

Net income per share—diluted (Non-GAAP)	$0.37	$1.64

Net income per share—diluted (GAAP)	$0.32	$1.48